Exhibit 10 (xxi)
STANLEY
HUMAN RESOURCE GUIDELINES

SUBJECT: Executive Separation Pay Policy (Level 1-5)
GUIDELINE NO. 3001(a) DATE OF ISSUE: 10/17/08

PURPOSE
The purpose of the Executive Separation Pay Policy of The Stanley Works is to provide salary replacement on a short-term basis to eligible employees who participate in the Company’s Management Incentive Compensation Plan (“MICP”) Levels 1-5 and people in equivalent positions whose job has been permanently and involuntarily eliminated as a direct result of a job loss event. The objective of this Plan is to help affected individuals transition to new employment without any loss in base compensation for the specified period.
Because separation pay is intended to provide eligible terminated employees with short-term financial assistance while they are seeking new employment, eligibility to continue receiving separation payments ceases whenever employees exhaust their separation pay allowance or when they successfully locate replacement employment, under the terms outlined below, whichever occurs first.
This Plan supercedes and replaces any previous employee benefit plan related to separation or severance pay other than any separation or severance pay pursuant to any change in control plan, program or agreement.
ELIGIBILITY
Employees who are eligible to receive benefits under this Executive Separation Pay Policy are those employees who, in the year of their separation from the Company, are actively participating in the MICP Levels 1-5 and people in equivalent positions who have been involuntarily terminated due to a job loss event.
A job loss event is defined as an employment termination that is 1) permanent in nature, 2) involuntary, 3) initiated by the Company through no fault of the affected employee, and 4) the direct result of a job elimination or combination with another position.
The term “job loss event” shall not include any employment termination for any other reason including, without limitation, involuntary reductions caused by unforeseen or emergency circumstances or decreased market demand, even if such job reductions are permanent.

These Policies Are Intended To Serve As A Practical Guide To The Stanley Works ‘ Various Practices And Programs. The Company Reserves The Right To Modem Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment A t Stanley Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals.

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Separation pay will not be paid to employees who terminate due to voluntary termination, retirement, or failure to return from an approved leave of absence.
Separation pay will not be paid to an employee who is discharged for unacceptable job performance or for violation(s) of reasonable rules of conduct.
Separation pay will not be paid at the time of the sale of a business unit or portion thereof (or its assets), or when a department or function is outsourced to a third party, if the purchaser, or third party, offers to continue the employee in his or her job, or in a job that is substantially similar in nature to his or her job, regardless of whether the employee accepts or rejects such employment opportunity.
This policy excludes all employees other than those participating in the Corporate Management Incentive Compensation Plan and employees in equivalent positions.
SEPARATION PAY
An employee whose employment is involuntarily terminated due to a job loss event will be eligible to receive a separation benefit.
An employee who has been re-hired will only be entitled to a new separation payment based on Company service from his or her most recent re-hire date through his or her last day of work.
ELIGIBILITY SCHEDULE FOR SEPARATION PAY
The following is the eligibility schedule for separation pay:
Job Loss Event
Eligible employees will receive twenty-six (26) weeks of separation pay regardless of their length of service. Eligible employees in compensation levels 1, 2 and 3 will receive fifty-two (52) weeks of separation pay regardless of their length of service. Separation pay will equal 100% of the employee’s base weekly pay. The employee must have a minimum of one (1) full year of service to receive any benefit under this paragraph.
Release and Waiver
An employee’s eligibility to receive benefits under this Plan is contingent upon him or her first signing, delivering to the Company and not revoking, no later than sixty (60) calendar days following the employee’s separation from service, a release and waiver in the form provided by the Company which may include, without limitation, a covenant not to compete, a no-solicitation of employees restriction, and other clauses deemed relevant by the Company. An employee who, for whatever reason, elects not to sign such a release and waiver, is not eligible for any separation pay. Such release and waiver shall be provided by the Company no later than seven (7) calendar days following the date of the employee’s separation from service.

These Policies Are Intended To Serve As A Practical Guide To The Stanley Works ‘ Various Practices And Programs. The Company Reserves The Right To Modem Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment A t Stanley Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals.

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Special Pay for a Plant Closure
If the job loss event is a full plant closing, the employee will be eligible to receive the greater of twenty-six week’s separation pay or the amount their service entitles them to pursuant to the Plan Closure Schedule (see the attached schedule). Once again, the employee must have a minimum of one (1) full year of service to receive any benefit. Separation pay benefits will be paid in full regardless of re-employment, however, if the employee is rehired by the Company, separation payments would cease.
**See Appendix A for a complete schedule of separation pay eligibility due to a plant closure.
SPECIAL MEDICAL SUBSIDY
Employees who are at least 55 years of age and have at least 20 years of consecutive service with the Company will be eligible to receive a special medical reimbursement, whereby the Company will reimburse the employee for 50% of either normal COBRA costs to a maximum of 18 months or retiree medical premiums (if the employee qualifies) for the same period of time.
BENEFITS FOR TERMINATED EMPLOYEES
Eligibility for Company benefit programs for terminating employees cease at various times in accordance with the following schedule:
•     on the last day worked: vacation, short and long term disability, business travel accident insurance, Cornerstone pension plan — including the 401(k) savings plan and supplemental savings plan, and company service awards.
•     on the last day of the last month during which the employee receives any pay, including separation and/or vacation pay, and has made any required contributions: medical, dental, and vision (if applicable); basic, voluntary and dependent life insurance, and accidental death and dismemberment insurance.
A.	Vacation — Vacation pay will be paid in accordance with the provisions of the Vacation - Salaried Employees Human Resource Guideline 2002.

B.	Disability Benefits — There is no conversion privilege for short and long term disability benefits.

C.	Life Insurance/AD&D — All employees receiving separation pay will remain enrolled in the active life insurance and AD&D plans in which they were enrolled on their last day worked through the end of the month in which they receive separation or vacation pay, provided they make the necessary contributions. Thereafter, employees who are at least 55 years of age with at least 10 years of continuous service as of their last day worked (or 54 years of age with at least 5 years of continuous service for SERP eligible employees) are eligible for retiree life insurance coverage and may convert to an individual policy the

These Policies Are Intended To Serve As A Practical Guide To The Stanley Works ‘ Various Practices And Programs. The Company Reserves The Right To Modem Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment At St anley Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals.

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difference between the amount of their retiree life coverage and their active life coverage. All other employees may convert their active life insurance coverage to an individual policy according to the terms of the insurance plan.
D.	Medical, Dental, and Vision Care — All employees receiving separation pay will remain enrolled in the active medical, dental and vision insurance plans in which they were enrolled on the last day worked through the end of the month in which they receive separation or vacation pay, provided they make the necessary contributions.

At such time, provided the employee is under age 65, employees may elect to continue their group medical, dental and/or vision insurance under COBRA regulations for a period of up to 18 months, (or up to 36 months upon a second qualifying event such as death, divorce or when a dependent child ceases to be a dependent), by making the premium payments in advance.

At the end of the 18 or 36 month period, a medical conversion option must be offered, provided the employee/dependent(s) is not covered by another group medical plan or by Medicare. The Human Resources Department is responsible for notifying the employee/dependent(s) of this conversion option during the last 180 days of the COBRA continuation period.

All employees who are at least 55 years of age with at least 10 years of continuous service (or 54 years of age with at least 5 years of continuous service for SERP eligible employees) as of their last day worked may, in lieu of COBRA rights, elect coverage under the retiree medical plan and, provided the employee is under age 65, dental plans.

Employees who are at least 55 years of age with at least 10 years of continuous service (or 54 years of age with at least 5 years of continuous service for SERP eligible employees) as of their last day worked who elect medical, dental and/or vision insurance under COBRA regulations in lieu of retiree medical and/or dental coverage will not, from the point of such election forward, be eligible to enroll in the retiree medical and/or dental plans.

Employees who are at least 55 years of age with at least 10 years of continuous service (or 54 years of age with at least 5 years of continuous service for SERP eligible employees) as of their last day worked who choose not to elect insurance coverage under either COBRA regulations or under the retiree medical and/or dental (if under age 65) plans because they are covered by a spouse’s insurance plan will be eligible to enroll in the retiree medical and/or dental plans only if they lose their spouse’s coverage and apply for retiree coverage within 30 days after losing such coverage.

E.	Pensions — Employees who are at least 55 years of age with at least 10 years of continuous service (or 54 years of age with at least 5 years of continuous service for

These Policies Are Intended To Serve As A Practical Guide To The Stanley Works ‘ Various Practices And Programs. The Company Reserves The Right To Modem Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employme nt At Stanley Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals.

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SERP eligible employees) as of their last day worked are eligible to retire. Employees with at least five (5) years of continuous service or who are at least 65 years of age as of their last day worked are eligible for a vested pension.
F.	Company cars — Company issued vehicles must be returned by the employee’s last day worked, excluding any extended employment period. In the alternative, the employee may purchase the vehicle from the Company for the wholesale market value price set by the Company.

G.	Stock Option Plan Exercise Periods — Employees will have 180 days plus 2 calendar months to exercise any eligible shares, under the terms of the Stock Option Plan.

H.	MICP Payments — Employees will receive a share pro-rated through their last day worked in an amount determined by the sole discretion of the Vice-President, Human Resources.

I.	Savings Plan — A salaried employee whose employment is terminated will receive from the Savings 401(k) Plan those funds in which he or she is entitled to under the terms of the plan. Note: See the Benefits Administration Manual for more information.

J.	Unemployment Compensation — Consistent with the applicable State laws, the Company should not accept unemployment compensation charges for employees who resign or who are discharged for cause (that is, violation(s) or reasonable rule(s) of conduct.)
SPECIFIED EMPLOYEES
A.	Notwithstanding any provisions of this Policy to the contrary, if an employee is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of his separation from service and if any portion of the payments or benefits to be received by the employee upon separation from service would be (i) considered deferred compensation under Section 409A or (ii) exceed the amount that is the lesser of two times the employee’s annual compensation as of the date of termination or two times the limit on compensation set forth in Section 401(a)(17) of the Code, amounts that would otherwise be payable pursuant to this Policy during the six-month period immediately following the employee’s separation from service (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Policy (the “Delayed Benefits”) during the six-month period immediately following the employee’s separation from service (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first (1st) business day of the seventh month following the date of the employee’s separation from service or (ii) the employee’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the employee for the after-tax cost incurred by the employee in

These Policies Are Intended To Serve As A Practical Guide To The Stanley Works ‘ Various Practices And Programs. The Company Reserves The Right To Modem Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment A t Stanley Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals.

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independently obtaining any Delayed Benefits (the “Additional Delayed Payments”). “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
B.	With respect to any amount of expenses eligible for reimbursement under this Policy, such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the employee but in no event later than December 31 of the year following the year in which the employee incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

C.	For purposes of Section 409A, an employee’s right to receive any “installment” payments pursuant to this Policy shall be treated as a right to receive a series of separate and distinct payments.
APPEALS
A.	Applicability of Appeals Procedure — The appeals procedure set forth in this Section may be employed only for the purposes specified in this Section.

B.	Procedure for Appeals — An employee whose claim for benefits under this Policy is denied in whole or in part may submit a written request to the Separation Pay Policy Plan Administrator at 1000 Stanley Drive, New Britain, CT 06053 for reconsideration within 60 days after receiving notice that he or she is deemed ineligible for benefits under this Policy.

The employee’s request must be in writing and include appropriate issues, facts and reasons why the employee believes he or she is eligible for benefits under this Policy. The employee may also make a written request to review copies of the Policy.

The Separation Pay Policy Plan Administrator will review the employee’s appeal and provide a written response within 60 days after receiving the appeal, unless special circumstances require further time for processing, but in no event more than 120 days. This written response will explain the reasons for the decision and will reference specific facts used to reach a final decision.

These Policies Are Intended To Serve As A Practical Guide To The Stanley Works ‘ Various Practices And Programs. The Company Reserves The Right To Modem Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment At St anley Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals.

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All actions, determinations and interpretations of the Separation Pay Policy Plan Administrator will be performed in a uniform and nondiscriminatory manner. The Separation Pay Policy Plan Administrator’s decision on appeal will be final and legally binding on the employee and all other interested persons.
C.	Benefits Payable After Appeal — In the event that an appeal with respect to entitlement to a benefit is decided in favor of an employee, the benefit will be paid to him or her within 30 days of receiving written notice from the Separation Pay Policy Plan Administrator.

These Policies Are Intended To Serve As A Practical Guide To The Stanley Works ‘ Various Practices And Programs. The Company Reserves The Right To Modem Or Revoke Any Policy, At Any Time, With Or Without Notice. Where More Specific Documents Exist, Such As Insurance Plan Documents, The Terms Of The More Specific Document Will Be Followed These Policies Are Not Intended To Create Or Constitute A Contract Of Employment Between The Company And Any Employee. Employment At St anley Remains Strictly On An “At-Will” Basis. These Policies Supersede Any Previously Issued Policies, Handbooks, Or Policy Manuals.

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